Exhibit 99.1
Resource Extraction Payment Report

This Exhibit 99.1 to Form SD represents the specified payment disclosure required by the Resource Extraction Payment Rules under Section 13(q) of the Securities Exchange Act of 1934, as amended. This report is limited to payments required to be disclosed by the Resource Extraction Payment Rules, and amounts reported in this exhibit may be different from disclosures in Occidental's other publicly available financial reports, including those found within Occidental's periodic reports filed with the U.S. Securities and Exchange Commission.

Payments are reported on a cash basis in U.S. dollars. Foreign currency payments are converted using the exchange rate that existed at the time the payment was made. Payments are grouped into projects, which Occidental has defined as the combination of the major subnational political jurisdiction (designated by ISO 3166 country codes) and the body of water for offshore operations, the resource being extracted (oil and/or natural gas), and the extraction method (all of which are "well"). Obligations levied at the entity level rather than on a particular project are disclosed as entity level payments.

Payments by Project for the year ended December 31, 2025, in Thousands of US Dollars

Segment	Country	Project	Payment Currency	Community & Social Responsibility	Fees	Royalties	Taxes	Bonuses	Total
Corporate[1]	United States	Entity Level US Federal Income Tax[2]	USD	$—	$—	$—	$758,300	$—	$758,300
Corporate Total				$—	$—	$—	$758,300	$—	$758,300
Oil and Gas	Algeria	DZ-30—Oil/Natural Gas—Well	In-Kind	$—	$—	$—	$155,086	$—	$155,086
	Bolivia	BO-T—Oil/Natural Gas—Well	USD	$—	$4,699	$—	$—	$—	$4,699
		BO-S—Oil/Natural Gas—Well	BOB	$—	$265	$—	$—	$—	$265
		BO-H—Oil/Natural Gas—Well	BOB	$—	$142	$—	$—	$—	$142
	Colombia	CO-MAG (Caribbean Sea)—Oil/Natural Gas—Well	COP	$—	$1,724	$—	$—	$—	$1,724
	Oman	OM-DA—Oil/Natural Gas—Well	In-Kind	$—	$—	$—	$16,671	$—	$16,671
			USD	$—	$1,150	$—	$—	$—	$1,150
		OM-WU—Oil/Natural Gas—Well	In-Kind	$—	$—	$—	$170,710	$—	$170,710
			USD	$267	$1,250	$—	$—	$1,000	$2,517
		OM-ZA—Oil/Natural Gas—Well	In-Kind	$—	$—	$—	$171,512	$—	$171,512
			USD	$446	$2,617	$—	$—	$6,000	$9,063
	Peru	PE-LIM—Oil/Natural Gas—Well	USD	$—	$150	$—	$—	$—	$150
	Qatar	QA-KH—Oil/Natural Gas—Well	In-Kind	$—	$—	$—	$73,295	$—	$73,295
	UAE	AE-AZ—Natural Gas—Well	USD	$—	$1,700	$—	$—	$—	$1,700
		AE-AZ—Oil/Natural Gas—Well	USD	$—	$178	$—	$868	$—	$1,046
		AE-AZ—Oil/Natural Gas—Well	AED	$—	$—	$—	$119	$—	$119
	United Kingdom	DZ-30—Oil/Natural Gas—Well[2]	GBP	$—	$—	$—	$50	$—	$50
	United States	US-CO—Oil/Natural Gas—Well	USD	$—	$1,053	$3,146	$—	$—	$4,199
		US-LA (Gulf of America)—Oil/Natural Gas—Well	USD	$—	$10,226	$274,647	$—	$1,361	$286,234
		US-NM—Oil/Natural Gas—Well	USD	$—	$2,903	$396,709	$—	$—	$399,612
		US-TX—Oil/Natural Gas—Well	USD	$—	$—	$920	$—	$—	$920
		US-WY—Oil/Natural Gas—Well	USD	$—	$31	$24,098	$—	$—	$24,129
Oil and Gas Total				$713	$28,088	$699,520	$588,311	$8,361	$1,324,993
Grand Total				$713	$28,088	$699,520	$1,346,611	$8,361	$2,083,293
1 Pursuant to Instruction 4 to Item 2.01 of Form SD, because the U.S. federal government has levied a payment obligation at the entity level rather than on a particular project, Occidental Petroleum Corporation has disclosed the entity-level payment and has not excluded amounts attributable to particular business segments or projects (each as defined in Form SD) unrelated to the commercial development of oil, natural gas or minerals.
2Taxes are reported net of refunds received, if any.

Payments by Government for the year ended December 31, 2025, in Thousands of US Dollars

Country	Government	Government Entity	Community & Social Responsibility	Fees	Royalties	Taxes	Bonuses	Total
Algeria	Government of Algeria	MINISTRY OF FINANCE	$—	$—	$—	$155,086	$—	$155,086
Algeria Total			$—	$—	$—	$155,086	$—	$155,086
Bolivia	Government of Bolivia	YACIMIENTOS PETROLIFEROS FISCALES BOLIVIANOS	$—	$5,106	$—	$—	$—	$5,106
Bolivia Total			$—	$5,106	$—	$—	$—	$5,106
Colombia	Government of Colombia	AGENCIA NACIONAL DE HIDROCARBUROS	$—	$1,724	$—	$—	$—	$1,724
Colombia Total			$—	$1,724	$—	$—	$—	$1,724
Oman	Government of Oman	MINISTRY OF ENERGY AND MINERALS	$—	$5,017	$—	$—	$7,000	$12,017
		MINISTRY OF EDUCATION	$583	$—	$—	$—	$—	$583
		AL DHAHIRAH MUNICIPALITY	$130	$—	$—	$—	$—	$130
		TAX AUTHORITY	$—	$—	$—	$358,893	$—	$358,893
Oman Total			$713	$5,017	$—	$358,893	$7,000	$371,623
Peru	Government of Peru	COMITE DE ADMINISTRACION DE LOS RECURSOS PARA CAPACITACION	$—	$150	$—	$—	$—	$150
Peru Total			$—	$150	$—	$—	$—	$150
Qatar	Government of Qatar	GENERAL TAX AUTHORITY	$—	$—	$—	$73,295	$—	$73,295
Qatar Total			$—	$—	$—	$73,295	$—	$73,295
UAE	Government of Abu Dhabi	ABU DHABI NATIONAL OIL COMPANY	$—	$1,878	$—	$—	$—	$1,878
		DEPARTMENT OF FINANCE – ABU DHABI	$—	$—	$—	$868	$—	$868
	Government of UAE	FEDERAL TAX AUTHORITY	$—	$—	$—	$119	$—	$119
UAE Total			$—	$1,878	$—	$987	$—	$2,865
United Kingdom	Government of the UK	HM REVENUE & CUSTOMS	$—	$—	$—	$50	$—	$50
United Kingdom Total			$—	$—	$—	$50	$—	$50
United States	Federal Government	OFFICE OF NATURAL RESOURCES REVENUE	$—	$9,790	$699,520	$—	$1,361	$710,671
		DEPARTMENT OF TREASURY	$—	$—	$—	$758,300	$—	$758,300
		BUREAU OF LAND MANAGEMENT	$—	$3,954	$—	$—	$—	$3,954
		BUREAU OF OCEAN ENERGY MANAGEMENT	$—	$183	$—	$—	$—	$183
		BUREAU OF SAFETY AND ENVIRONMENTAL ENFORCEMENT	$—	$286	$—	$—	$—	$286
United States Total			$—	$14,213	$699,520	$758,300	$1,361	$1,473,394
Grand Total			$713	$28,088	$699,520	$1,346,611	$8,361	$2,083,293